Exhibit 99.1
GAYLORD ENTERTAINMENT COMPANY REPORTS SECOND QUARTER 2011 RESULTS
— Gaylord Opryland Reports Record Quarter —
— Company Successfully Refinances Credit Facility —
NASHVILLE, Tenn. (August 2, 2011) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the second quarter of 2011. Highlights include:
•	Consolidated revenue increased 28.8 percent to $236.8 million in the second quarter of 2011 from $183.9 million in the same period last year. Adjusted Gaylord Hotels total revenue (which excludes Gaylord Opryland, but includes the Radisson) decreased to $145.1 million in the second quarter of 2011 compared to $151.7 million in the prior-year quarter. The second quarter of 2010 was impacted by the closure of Gaylord Opryland and various Nashville attractions due to the flood in Nashville.

•	Adjusted Gaylord Hotels revenue per available room[1] (“RevPAR”) decreased 0.5 percent and Adjusted Gaylord Hotels total revenue per available room[2] (“Total RevPAR”) decreased 3.0 percent in the second quarter of 2011 compared to the second quarter of 2010.

•	Gaylord Opryland RevPAR increased 12.0 percent and Gaylord Opryland Total RevPAR increased 18.7 percent in the second quarter of 2011 compared to the period that the hotel was open during the second quarter of 2010.

•	Income from continuing operations was $8.6 million, or $0.17 per diluted share (based on 50.9 million fully-diluted weighted average shares outstanding) in the second quarter of 2011 compared to a loss from continuing operations of $26.0 million, or $0.55 per diluted share, in the prior-year quarter (based on 47.1 million fully-diluted weighted average shares outstanding). Loss from continuing operations in the second quarter of 2010 included $81.3 million in pre-tax casualty loss expenses associated with the flood damage at the Company’s Nashville properties, which were partially offset by $50.0 million in insurance proceeds. Loss from continuing operations in the second quarter of 2010 also includes $6.2 million in preopening costs associated with efforts to reopen the Nashville properties. Casualty loss and pre-opening costs have been segregated from the normal operating costs of the Company and presented separately in the accompanying financial information.

•	Adjusted EBITDA[3], which includes casualty loss and preopening costs in the quarter, was $60.5 million in the second quarter of 2011 compared to $5.3 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 13.3 percent to $62.8 million in the second quarter of 2011 compared to $55.4 million in the same period last year. CCF in the second quarter of 2010 included a Casualty Loss benefit of $10.4 million. The CCF impact of the casualty loss was favorable in the second quarter of 2010, as the calculation of CCF excludes non-cash impairment expense and pre-opening expense and includes the impact of insurance claim proceeds.

•	Gaylord Hotels (including Gaylord Opryland) gross advance group bookings in the second quarter of 2011 for all future periods were 406,726 room nights, a decrease of 24.4 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the second quarter of 2011 for all future periods were 271,413 room nights, an increase of 197.0 percent when compared to the second quarter of 2010, which included the impact of cancellations at Gaylord Opryland that resulted from the May 2010 flooding.
Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment, stated, “Our business performed steadily this quarter. Despite continued pressure in the Washington D.C. market that impacted results at Gaylord National, we were able to maintain RevPAR and occupancy levels on an adjusted basis through solid performance at Gaylord Texan and Gaylord Palms. Gaylord Opryland performed exceptionally well this quarter, delivering the best second quarter profitability in its over thirty year history and driving strong performance in nearly every metric that defines the business.
“We continued to pass through a point in the recovery cycle where rooms booked during the recession at lower rates continue to travel and rooms booked early in the recovery at higher rates are just beginning to travel. This was evidenced in the second quarter by the shift in business mix from corporate groups to lower-rated association and SMERF (social, military, educational, religious and fraternal) groups. These groups were booked during the trough of the recession when many higher-rated corporate groups were unwilling to travel or book for future dates. Overall, this is the pattern we expected, and signs continue to indicate that momentum will build through the second half of the year and rates will improve.
“We booked over 406,000 gross group room nights in the second quarter, as we continued to stay bullish on group pricing for future periods. This is based on our belief that as the lodging environment strengthens we will be able to secure long-term increases in group rate, which will be more beneficial than compromising on group rate in the short-term. While this philosophy resulted in lower total advance group bookings in the quarter, our sales lead volumes continue to increase, especially in the corporate sector, reinforcing that our strategy is appropriate for the current environment. Two important events occurred during the second quarter. First, we opened our new resort pool at the Gaylord Texan and second, we began selling our DreamWorks Experience offering for the 2011 holiday season, which we anticipate will provide a boost to our leisure bookings and rate for the fourth quarter of this year as well as in future years.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the second quarter of 2011 include:
•	Adjusted Gaylord Hotels RevPAR decreased 0.5 percent to $130.62 in the second quarter of 2011 compared to $131.23 in the prior-year quarter. Adjusted Gaylord Hotels Total RevPAR decreased 3.0 percent to $310.00 in the second quarter of 2011 compared to $319.56 in the prior-year quarter, driven primarily by decreased performance at the Gaylord National.

•	Adjusted Gaylord Hotels CCF decreased to $42.4 million in the second quarter of 2011 compared to $47.8 million in the prior-year quarter. Adjusted Gaylord Hotels CCF Margin[4] for the second quarter of 2011 decreased 230 basis points to 29.2 percent compared to 31.5 percent in the same period last year, driven primarily by decreased performance at the Gaylord National.

•	Adjusted Gaylord Hotels attrition that occurred for groups that traveled in the second quarter of 2011 was 12.4 percent of the agreed-upon room block compared to 12.5 percent for the same period in 2010. Adjusted Gaylord Hotels in-the-year for-the-year cancellations in the second quarter of 2011 totaled 11,659 room nights compared to 12,432 room nights in the same period of 2010. Adjusted Gaylord Hotels attrition and cancellation fee collections totaled $2.1 million in the second quarter of 2011 compared to $2.2 million for the same period in 2010.
At the property level, Gaylord Palms revenue was flat at $37.7 million in the second quarter of 2011 compared to $37.8 million in the prior-year quarter. Occupancy for the second quarter increased 1.5 percentage points to 73.8 percent, largely driven by a lift in association group room nights. Average Daily Rate (“ADR”) increased 1.9 percent to $165.32 in the second quarter of 2011 compared to $162.29 in the prior-year quarter. Second quarter 2011 RevPAR increased 4.1 percent to $122.02 compared to $117.27 in the prior-year quarter. Total RevPAR in the second quarter of 2011 was flat at $295.02 compared to $295.73 in the prior-year quarter, as a result of a shift in mix from corporate to association groups and the resulting lower outside-the-room spending. CCF in the second quarter of 2011 decreased 1.3 percent to $10.3 million compared to $10.4 million in the prior-year quarter, driven by a decline in attrition and cancellation fees, resulting in a CCF Margin of 27.3 percent, a 30 basis point decrease compared to 27.6 percent in the prior-year quarter.
Gaylord Texan revenue was $45.7 million in the second quarter of 2011, an increase of 0.6 percent from $45.4 million in the prior-year quarter. ADR increased 4.0 percent to $172.15 compared to $165.58 in the prior-year quarter. Occupancy for the second quarter of 2011 increased by 4.1 percentage points to 76.2 percent compared to 72.1 percent in the second quarter of 2010. The increases in ADR and occupancy were driven by additional higher-rated transient business as a result of the opening of the Paradise Springs pool attraction in May, 2011. This helped to offset the impact of a shift in business mix from higher-rated corporate groups to lower-rated association groups. RevPAR in the second quarter of 2011 increased 10.0 percent to $131.24 compared to $119.31 in the prior-year quarter, driven by the increases in occupancy and ADR. Total RevPAR increased 0.6 percent in the second quarter of 2011 to $332.29 compared to $330.27 in the prior-year quarter. CCF decreased 2.5 percent to $14.6 million in the second quarter of 2011, versus $14.9 million in the prior-year quarter, resulting in a 31.9 percent CCF Margin, a 100 basis point decrease over the prior-year quarter. Margin erosion was driven by a decline in food and beverage outlet margin performance that resulted from the shift in business during the quarter away from corporate groups towards a higher mix of association groups, which typically spend less outside the room.
Gaylord National generated revenue of $59.9 million in the second quarter of 2011, a 10.3 percent decrease when compared to the prior-year quarter revenue of $66.8 million, driven by a decline in government and government-related business. Occupancy decreased by 7.3 percentage points to 67.9 percent compared to 75.2 percent in the prior-year quarter, driven by a decline in government-related bookings. ADR for the second quarter of 2011 decreased 2.1 percent to $211.25 compared to $215.83 in the second quarter of 2010. RevPAR in the second quarter of 2011 decreased 11.7 percent to $143.39 when compared to $162.38 in the prior-year quarter, driven by the decreases in occupancy and ADR. Total RevPAR decreased 10.3 percent to $329.85 in the second quarter of 2011 when compared to $367.72 in the prior-year quarter. CCF decreased 21.8 percent to $17.2 million in the second quarter of 2011 when compared to $22.0 million in the prior-year quarter, driven by the decline in revenue. CCF Margin decreased 420 basis points to 28.8 percent in the second quarter when compared to 33.0 percent in the prior-year quarter.

Gaylord Opryland’s comparison to the second quarter of 2010 was impacted by the property’s closure on May 3, 2010 and throughout the remainder of the quarter due to the Nashville flood. The second quarter 2010 results and performance metrics only include the period during which the property was open. The property generated revenue of $73.1 million in the second quarter of 2011. Occupancy for the second quarter of 2011 quarter increased 3.9 percentage points to 75.8 percent compared to 71.9 percent in the prior-year quarter. ADR for the second quarter of 2011 increased by 6.3 percent to $159.83 compared to $150.38 in the prior-year quarter. Second quarter 2011 RevPAR increased 12.0 percent to $121.08 compared to $108.14 in the same period last year. Total RevPAR increased 18.7 percent to $278.88 in the second quarter of 2011 compared to $234.89 in the prior-year quarter. CCF increased 331.3 percent to $26.3 million for the second quarter of 2011, versus $6.1 million in the prior-year quarter. For the second quarter of 2011, CCF Margin increased 690 basis points over the prior-year quarter to 36.0 percent.
Reed continued, “Our performance at Gaylord National has been affected by the same conditions of uncertainty that have negatively impacted the entire Washington D.C. market. The looming threat of federal budget reductions has negatively influenced both short-term booking trends and the spending behavior of groups once they are on-property. The impact through this quarter has been greater than we originally anticipated. However, our position is improving as we move into the second half of 2011. As of June 30, 2011, we already have more group room nights on the books for the fourth quarter at Gaylord National than traveled in the entire fourth quarter of 2010, and our group advance bookings-to-date for 2012 are solid. As a result, we believe this property is positioned for a much better second half of the year and a stronger 2012.
“While conditions in the Washington, D.C. market have been challenging, performance in our other three markets has been solid, as reflected in our second quarter results. At Gaylord Opryland, the operational improvements and upgrades we made following last year’s flood translated into significant occupancy improvements at a solid rate, which culminated in a strong CCF margin of 36.0 percent. At Gaylord Palms, rate grew for the first time in over a year — which we believe is an encouraging sign that group pricing pressures in the market are beginning to ease. This rate growth and increased occupancy drove positive RevPAR performance. At Gaylord Texan, the property’s second quarter performance was aided by the success of the new Paradise Springs resort pool which helped drive a transient room night increase of nearly 40 percent compared to the second quarter last year.”

Opry and Attractions
Opry and Attractions segment revenue increased 69.9 percent to $18.6 million in the second quarter of 2011, compared to $10.9 million in the year-ago quarter. The segment’s CCF increased 149.9 percent to $5.2 million in the second quarter of 2011 from $2.1 million in the prior-year quarter. Opry and Attractions revenue and CCF in the second quarter of 2010 were impacted by the flood damage and temporary closure of Gaylord’s Nashville assets, and a reduction in visitor volume due to the closure of Gaylord Opryland.
Corporate and Other
Corporate and Other operating loss totaled $13.9 million in the second quarter of 2011 compared to an operating loss of $14.1 million in the same period last year. Corporate and Other CCF in the second quarter of 2011 improved 5.0 percent to a loss of $10.7 million compared to a loss of $11.3 million in the same period last year.
The Company initiated a $12.0 million enhancement to its existing Nashville flood protection system in an effort to provide 500-year flood protection for Gaylord Opryland. The Company has worked with engineers to design the enhancements to be aesthetically pleasing and consistent with the existing architecture of the property. The project commenced during the second quarter of 2011, is proceeding according to schedule and should be completed in mid-2012. The Company has also initiated a $5.3 million enhancement to its existing flood protection system in an effort to provide 500-year flood protection for the Grand Ole Opry House. The project is anticipated to commence during the fourth quarter of 2011 and should be completed in mid-to-late 2012.
Development Update
On June 21, 2011 the Company announced its plans to develop a resort and convention hotel in Aurora, Colorado, contingent on the approval of tax incentives for the project under the State of Colorado’s Regional Tourism Act, as well as other various contingencies. Gross costs for the project before the impact of public incentives are expected to total approximately $800 million. The project will be funded by Gaylord, potential joint venture partners, and tax incentives that are being provided as a result of an agreement between the company and the city of Aurora, Colorado. The Company is planning for the resort to be open for business in mid-to-late 2015.
“The greater Denver region has fast become one of the most desirable business travel destinations in the United States, and we are thrilled by the prospect of a Gaylord property there,” said Reed. “Our loyal customers, our shareholders and industry analysts have all expressed excitement at the idea of bringing the Gaylord experience to the Western region of the United States, and we look forward to being able to share more details as the development process progresses.”
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. The Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Liquidity
As of June 30, 2011, the Company had long-term debt outstanding, including current portion, of $1,165.3 million and unrestricted cash of $111.4 million. As of June 30, 2011, $300.0 million of borrowings were undrawn under the Company’s existing credit facility, and the lending banks had issued $8.0 million in letters of credit, which left $292.0 million of availability under the credit facility.
On August 1, 2011 the Company successfully refinanced its existing credit facility that was scheduled to mature in July 2012. The new $925 million credit facility will mature in August 2015 and is comprised of a $525 million revolving credit line ($200 million of which will be drawn at close) and a fully funded $400 million term loan. The new credit facility provides the Company with increased flexibility in terms of revolving credit capacity and financial covenants to pursue growth opportunities. Furthermore, the Company was able to secure favorable pricing on the facility with initial pricing set at LIBOR + 2.25% and potentially dropping to LIBOR + 2.00% in 2012. Pricing is determined on a grid pricing structure based on an implied credit facility debt service coverage ratio. The new facility reflects both a reduction in term loan and a subsequent increase in the revolving credit line, as well as improved pricing. The previous credit facility was comprised of a $700 million term loan and a $300 million revolving credit line.
Outlook
The following business performance outlook is based on current information as of August 2, 2011. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.
Reed concluded, “Our 2011 performance at the Gaylord Palms and Gaylord Texan has been in-line with our expectations thus far, and our performance at Gaylord Opryland has exceeded our expectations.

While the market challenges faced by Gaylord National have been more difficult than we anticipated, we believe that the outperformance of Gaylord Opryland is adequate to offset the impact for our brand. Therefore, we are revising our full year 2011 guidance to reflect our current expectations for both Gaylord National and Gaylord Opryland. We are revising our consolidated 2011 guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) downward to a RevPAR increase of 5.5 to 7.5 percent and a Total RevPAR increase of 4.0 to 6.0 percent year-over-year. We are revising upward our 2011 guidance for Gaylord Opryland to a RevPAR increase of 17.0 to 19.0 percent and a Total RevPAR increase of 15.0 to 17.0 percent year-over-year. It is important to note that the RevPAR and Total RevPAR growth guidance for Gaylord Opryland is based on a partial year of operation in 2010 due to the flooding in May. We are revising our full year 2011 CCF guidance for Adjusted Gaylord Hotels (which excludes Gaylord Opryland, but includes the Radisson) downward to $170-$177 million. For Gaylord Opryland we are revising upward our 2011 CCF guidance to $81-$85 million. This realignment of full year guidance has relatively no impact on our overall Gaylord Hotels projected performance in revenue and profitability when compared to our previous guidance.
“We reiterate our 2011 CCF guidance for Opry and Attractions as $12-$14 million and Corporate & Other guidance for CCF in 2011 as a loss of $(48)-$(46) million. We also reiterate our 2011 CCF guidance for consolidated Gaylord Entertainment Company of $215 — $230 million.”

	Original Full Year	Revised Full Year
	2011 Guidance	2011 Guidance
Consolidated Cash Flow
Adjusted Gaylord Hotels	$178 - 185 million	$170 - 177 million
Gaylord Opryland	$73 - 77 million	$81 - 85 million
Opry and Attractions	$12 - 14 million	$12 - 14 million
Corporate and Other	$(48 - 46) million	$(48 - 46) million

Totals	$215 - 230 million	$215 - 230 million

Adjusted Gaylord Hotels RevPAR	7.5% - 9.5%	5.5% - 7.5%
Adjusted Gaylord Hotels Total RevPAR	6.5% - 8.5%	4.0% - 6.0%

Gaylord Opryland RevPAR	13.0% - 15.0%	17.0% - 19.0%
Gaylord Opryland Total RevPAR	9.0% - 11.0%	15.0% - 17.0%
Note: Adjusted Gaylord Hotels in the guidance table above excludes Gaylord Opryland, but includes the Radisson; additionally, the guidance above assumes 39,900 room nights out of service in 2011 due to the renovation of rooms at Gaylord Palms and 14,240 room nights out of service in 2011 due to the renovation of rooms at the Radisson.

Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release Tuesday, August 2, 2011 at 9:00 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the flood damage to Gaylord Opryland and our other Nashville-area Gaylord facilities, including our remaining flood-related repair projects, effects of the hotel closure such as the loss of customer goodwill, uncertainty of future hotel bookings and other negative factors yet to be determined, risks associated with refinancing our indebtedness prior to its various maturities, risks associated with development, budgeting, financing and approvals for our Colorado project, economic conditions affecting the hospitality business generally, rising labor and benefits costs, the timing of any new development projects, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
1The Company calculates revenue per available room (“RevPAR”) for its hotels by dividing room sales by room nights available to guests for the period.
2The Company calculates total revenue per available room (“Total RevPAR”) for its hotels by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.
3 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income. The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income (loss) is presented in the Supplemental Financial Results contained in this press release.
4As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of preopening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the disposal of certain fixed assets, and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net income (loss) or segment (or hotel) operating income (loss) is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892 or (212) 446-1882
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com or dzacchei@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2011	2010	2011	2010
Revenues	$236,775	$183,879	$457,513	$398,360
Operating expenses:
Operating costs	132,746	104,746	266,624	235,301
Selling, general and administrative (a)	43,048	36,288	86,126	78,190
Casualty loss	469	31,347	468	31,347
Preopening costs	41	6,240	41	6,240
Depreciation and amortization	29,271	25,951	58,328	53,022

Operating income (loss)	31,200	(20,693)	45,926	(5,740)

Interest expense, net of amounts capitalized	(21,377)	(20,480)	(42,186)	(40,595)
Interest income	3,316	3,286	6,489	6,508
Income from unconsolidated companies	152	190	325	117
Net gain on extinguishment of debt	—	100	—	1,299
Other gains and (losses), net	141	(147)	(50)	(160)

Income (loss) before income taxes	13,432	(37,744)	10,504	(38,571)

Provision (benefit) for income taxes	4,799	(11,697)	3,832	(10,722)

Income (loss) from continuing operations	8,633	(26,047)	6,672	(27,849)

Income from discontinued operations, net of taxes	4	3,327	8	3,279

Net income (loss)	$8,637	$(22,720)	$6,680	$(24,570)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.55)	$0.14	$(0.59)
Income from discontinued operations, net of taxes	—	0.07	—	0.07

Net income (loss)	$0.18	$(0.48)	$0.14	$(0.52)

Fully diluted net income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.55)	$0.13	$(0.59)
Income from discontinued operations, net of taxes	—	0.07	—	0.07

Net income (loss)	$0.17	$(0.48)	$0.13	$(0.52)

Weighted average common shares for the period:
Basic	48,370	47,098	48,296	47,055
Fully-diluted	50,944	47,098	51,923	47,055

(a)	Includes non-cash lease expense of $1.5 million for the three months ended June 30, 2011 and 2010, and $2.9 million and $3.0 million for the six months ended June 30, 2010 and 2009, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Jun. 30,	Dec. 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$111,363	$124,398
Cash and cash equivalents — restricted	1,150	1,150
Trade receivables, net	48,977	31,793
Estimated fair value of derivative assets	—	22
Deferred income taxes	5,934	6,495
Other current assets	47,594	48,992

Total current assets	215,018	212,850

Property and equipment, net of accumulated depreciation	2,197,076	2,201,445
Notes receivable, net of current portion	143,773	142,651
Long-term deferred financing costs	10,007	12,521
Other long-term assets	49,780	51,065
Long-term assets of discontinued operations	408	401

Total assets	$2,616,062	$2,620,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations (a)	$190	$58,574
Accounts payable and accrued liabilities	145,110	175,343
Estimated fair value of derivative liabilities	1,749	12,475
Current liabilities of discontinued operations	327	357

Total current liabilities	147,376	246,749

Long-term debt and capital lease obligations, net of current portion	1,165,156	1,100,641
Deferred income taxes	110,238	101,140
Other long-term liabilities	141,290	142,200
Long-term liabilities of discontinued operations	451	451
Stockholders’ equity	1,051,551	1,029,752

Total liabilities and stockholders’ equity	$2,616,062	$2,620,933

(a)	Reflects a portion of the Company’s $360 million 3.75% Convertible Notes being classified as current at December 31, 2010 as a result of their convertibility at that time. These notes are not currently convertible.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2011		2010		2011		2010
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$236,775	100.0%	$183,879	100.0%	$457,513	100.0%	$398,360	100.0%

Net income (loss)	$8,637	3.6%	$(22,720)	-12.4%	$6,680	1.5%	$(24,570)	-6.2%
Income from discontinued operations, net of taxes	(4)	0.0%	(3,327)	-1.8%	(8)	0.0%	(3,279)	-0.8%
Provision (benefit) for income taxes	4,799	2.0%	(11,697)	-6.4%	3,832	0.8%	(10,722)	-2.7%
Other (gains) and losses, net	(141)	-0.1%	147	0.1%	50	0.0%	160	0.0%
Net gain on extinguishment of debt	—	0.0%	(100)	-0.1%	—	0.0%	(1,299)	-0.3%
Income from unconsolidated companies	(152)	-0.1%	(190)	-0.1%	(325)	-0.1%	(117)	0.0%
Interest expense, net	18,061	7.6%	17,194	9.4%	35,697	7.8%	34,087	8.6%

Operating income (loss)	31,200	13.2%	(20,693)	-11.3%	45,926	10.0%	(5,740)	-1.4%
Depreciation & amortization	29,271	12.4%	25,951	14.1%	58,328	12.7%	53,022	13.3%

Adjusted EBITDA	60,471	25.5%	5,258	2.9%	104,254	22.8%	47,282	11.9%
Preopening costs	41	0.0%	6,240	3.4%	41	0.0%	6,240	1.6%
Impairment charges	—	0.0%	41,541	22.6%	—	0.0%	41,541	10.4%
Other non-cash expenses	1,453	0.6%	1,479	0.8%	2,906	0.6%	2,958	0.7%
Stock option expense	798	0.3%	756	0.4%	1,595	0.3%	1,455	0.4%
Other gains and (losses), net	141	0.1%	(147)	-0.1%	(50)	0.0%	(160)	0.0%
(Gain) loss on sales of assets	(141)	-0.1%	261	0.1%	50	0.0%	274	0.1%

CCF	$62,763	26.5%	$55,388	30.1%	$108,796	23.8%	$99,590	25.0%

Adjusted Hospitality segment (excludes Gaylord Opryland and Other, includes Nashville Radisson) (a)
Revenue	$145,102	100.0%	$151,682	100.0%	$294,134	100.0%	$300,755	100.0%
Operating income	23,369	16.1%	29,289	19.3%	47,110	16.0%	52,930	17.6%
Depreciation & amortization	17,384	12.0%	16,838	11.1%	34,601	11.8%	34,031	11.3%
Preopening costs	41	0.0%	—	0.0%	41	0.0%	—	0.0%
Other non-cash expenses	1,453	1.0%	1,479	1.0%	2,906	1.0%	2,958	1.0%
Stock option expense	167	0.1%	220	0.1%	354	0.1%	426	0.1%
Other gains and (losses), net	(5)	0.0%	(229)	-0.2%	(5)	0.0%	(247)	-0.1%
Loss on sales of assets	5	0.0%	229	0.2%	5	0.0%	247	0.1%

CCF	$42,414	29.2%	$47,826	31.5%	$85,012	28.9%	$90,345	30.0%

Gaylord Opryland (a)
Revenue	$73,064	100.0%	$20,963	100.0%	$133,374	100.0%	$75,632	100.0%
Operating income (loss)	18,325	25.1%	(5,579)	-26.6%	24,050	18.0%	1,106	1.5%
Depreciation & amortization	7,906	10.8%	5,561	26.5%	15,962	12.0%	11,541	15.3%
Preopening costs	—	0.0%	6,079	29.0%	—	0.0%	6,079	8.0%
Stock option expense	85	0.1%	40	0.2%	182	0.1%	154	0.2%
Other gains and (losses), net	(73)	-0.1%	—	0.0%	(214)	-0.2%	1	0.0%
Loss (gain) on sales of assets	73	0.1%	—	0.0%	214	0.2%	(1)	0.0%

CCF	$26,316	36.0%	$6,101	29.1%	$40,194	30.1%	$18,880	25.0%

Other Hospitality (a)
Revenue	$7	100.0%	$275	100.0%	$7	100.0%	$228	100.0%
Operating (loss) income	(22)	-314.3%	220	80.0%	(34)	-485.7%	140	61.4%
Depreciation & amortization	1	14.3%	44	16.0%	3	42.9%	90	39.5%
Other gains and (losses), net	216	3085.7%	—	0.0%	216	3085.7%	—	0.0%
Gain on sales of assets	(216)	-3085.7%	—	0.0%	(216)	-3085.7%	—	0.0%

CCF	$(21)	-300.0%	$264	96.0%	$(31)	-442.9%	$230	100.9%

Opry and Attractions segment (a)
Revenue	$18,569	100.0%	$10,930	100.0%	$29,936	100.0%	$21,691	100.0%
Operating income	3,866	20.8%	857	7.8%	3,223	10.8%	93	0.4%
Depreciation & amortization	1,340	7.2%	1,058	9.7%	2,672	8.9%	2,420	11.2%
Preopening costs	—	0.0%	161	1.5%	—	0.0%	161	0.7%
Stock option expense	29	0.2%	19	0.2%	72	0.2%	65	0.3%
Other gains and (losses), net	2	0.0%	(32)	-0.3%	—	0.0%	(32)	-0.1%
(Gain) loss on sales of assets	(2)	0.0%	32	0.3%	—	0.0%	32	0.1%

CCF	$5,235	28.2%	$2,095	19.2%	$5,967	19.9%	$2,739	12.6%

Corporate and Other segment (a)
Revenue	$33		$29		$62		$54
Operating loss	(13,869)		(14,133)		(27,955)		(28,662)
Depreciation & amortization	2,640		2,450		5,090		4,940
Stock option expense	517		404		987		737
Other gains and (losses), net	1		—		(47)		4
(Gain) loss on sales of assets	(1)		—		47		(4)

CCF	$(10,712)		$(11,279)		$(21,878)		$(22,985)

Casualty Loss (a)
Casualty loss	$(469)		$(81,347)		$(468)		$(81,347)
Insurance proceeds	—		50,000		—		50,000

Operating loss	(469)		(31,347)		(468)		(31,347)
Impairment charges	—		41,541		—		41,541
Stock option expense	—		73		—		73
Other gains and (losses), net	—		114		—		114

CCF	$(469)		$10,381		$(468)		$10,381

(a)	Individual segments exclude effect of Casualty Loss, which is shown separately

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2011	2010	2011	2010
HOSPITALITY OPERATING METRICS:

Adjusted Hospitality Segment (excludes Gaylord Opryland and Other, includes Nashville Radisson)

Occupancy	71.9%	72.4%	71.0%	71.6%
Average daily rate (ADR)	$181.68	$181.34	$180.63	$179.21
RevPAR	$130.62	$131.23	$128.32	$128.27
OtherPAR	$179.38	$188.33	$189.87	$190.29
Total RevPAR	$310.00	$319.56	$318.19	$318.56

Revenue	$145,102	$151,682	$294,134	$300,755
CCF	$42,414	$47,826	$85,012	$90,345
CCF Margin	29.2%	31.5%	28.9%	30.0%

Gaylord Opryland (a)

Occupancy	75.8%	71.9%	72.2%	65.0%
Average daily rate (ADR)	$159.83	$150.38	$149.17	$145.15
RevPAR	$121.08	$108.14	$107.71	$94.41
OtherPAR	$157.80	$126.75	$148.24	$122.70
Total RevPAR	$278.88	$234.89	$255.95	$217.11

Revenue	$73,064	$20,963	$133,374	$75,632
CCF	$26,316	$6,101	$40,194	$18,880
CCF Margin	36.0%	29.1%	30.1%	25.0%

Gaylord Palms

Occupancy	73.8%	72.3%	76.0%	73.2%
Average daily rate (ADR)	$165.32	$162.29	$165.70	$169.62
RevPAR	$122.02	$117.27	$125.95	$124.21
OtherPAR	$173.00	$178.46	$201.14	$194.68
Total RevPAR	$295.02	$295.73	$327.09	$318.89

Revenue	$37,747	$37,837	$83,239	$81,154
CCF	$10,301	$10,438	$25,516	$25,054
CCF Margin	27.3%	27.6%	30.7%	30.9%

Gaylord Texan

Occupancy	76.2%	72.1%	74.3%	72.4%
Average daily rate (ADR)	$172.15	$165.58	$180.88	$167.13
RevPAR	$131.24	$119.31	$134.38	$121.04
OtherPAR	$201.05	$210.96	$216.82	$216.39
Total RevPAR	$332.29	$330.27	$351.20	$337.43

Revenue	$45,690	$45,412	$96,050	$92,283
CCF	$14,560	$14,935	$32,517	$30,898
CCF Margin	31.9%	32.9%	33.9%	33.5%

Gaylord National

Occupancy	67.9%	75.2%	66.1%	72.9%
Average daily rate (ADR)	$211.25	$215.83	$199.97	$204.61
RevPAR	$143.39	$162.38	$132.11	$149.15
OtherPAR	$186.46	$205.34	$178.64	$194.95
Total RevPAR	$329.85	$367.72	$310.75	$344.10

Revenue	$59,914	$66,791	$112,268	$124,314
CCF	$17,236	$22,033	$26,901	$33,777
CCF Margin	28.8%	33.0%	24.0%	27.2%

Nashville Radisson

Occupancy	66.6%	55.5%	60.9%	51.0%
Average daily rate (ADR)	$102.90	$90.52	$97.39	$89.48
RevPAR	$68.53	$50.20	$59.35	$45.67
OtherPAR	$14.97	$9.31	$14.03	$9.11
Total RevPAR	$83.50	$59.51	$73.38	$54.78

Revenue	$1,751	$1,642	$2,577	$3,004
CCF	$317	$420	$78	$616
CCF Margin	18.1%	25.6%	3.0%	20.5%

Other Hospitality (b)

Occupancy	0.0%	0.0%	0.0%	0.0%
Average daily rate (ADR)	$—	$—	$—	$—
RevPAR	$—	$—	$—	$—
OtherPAR	$—	$—	$—	$—
Total RevPAR	$—	$—	$—	$—

Revenue	$7	$275	$7	$228
CCF	$(21)	$264	$(31)	$230
CCF Margin	-300.0%	96.0%	-442.9%	100.9%

(a)	Gaylord Opryland 2010 statistics are through May 2, 2010.

(b)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	ORIGINAL GUIDANCE RANGE		REVISED GUIDANCE RANGE
	FULL YEAR 2011		FULL YEAR 2011
	Low	High	Low	High
Adjusted Gaylord Hotels
Estimated Operating Income/(Loss)	$102,000	$105,300	$94,000	$97,300
Estimated Depreciation & Amortization	69,400	72,000	69,400	72,000

Estimated Adjusted EBITDA	$171,400	$177,300	$163,400	$169,300
Estimated Pre-Opening Costs	0	0	0	0
Estimated Non-Cash Lease Expense	5,800	6,000	5,800	6,000
Estimated Stock Option Expense	800	1,200	800	1,200
Estimated Gains/(Losses), Net	0	500	0	500

Estimated CCF	$178,000	$185,000	$170,000	$177,000

	Low	High	Low	High
Gaylord Opryland
Estimated Operating Income/(Loss)	$46,000	$47,400	$54,000	$55,400
Estimated Depreciation & Amortization	26,850	28,600	26,850	28,600

Estimated Adjusted EBITDA	$72,850	$76,000	$80,850	$84,000
Estimated Pre-Opening Costs	0	0	0	0
Estimated Non-Cash Lease Expense	0	0	0	0
Estimated Stock Option Expense	150	650	150	650
Estimated Gains/(Losses), Net	0	350	0	350

Estimated CCF	$73,000	$77,000	$81,000	$85,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$8,300	$7,000	$8,300
Estimated Depreciation & Amortization	4,900	5,400	4,900	5,400

Estimated Adjusted EBITDA	$11,900	$13,700	$11,900	$13,700
Estimated Pre-Opening Costs	0	0	0	0
Estimated Stock Option Expense	100	250	100	250
Estimated Gains/(Losses), Net	0	50	0	50

Estimated CCF	$12,000	$14,000	$12,000	$14,000

Corporate and Other segment
Estimated Operating Income/(Loss)	($63,500)	($60,500)	($63,500)	($60,500)
Estimated Depreciation & Amortization	13,500	13,000	13,500	13,000

Estimated Adjusted EBITDA	($50,000)	($47,500)	($50,000)	($47,500)
Estimated Stock Option Expense	1,800	1,500	1,800	1,500
Estimated Gains/(Losses), Net	200	0	200	0

Estimated CCF	($48,000)	($46,000)	($48,000)	($46,000)

Note: Adjusted Gaylord Hotels excludes Gaylord Opryland, but includes the Radisson